Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

INVESTOR CONTACT:

Pat LaVecchia

Vice Chairman

Info@InfuSystem.com

800-962-9656

FOR IMMEDIATE RELEASE

Thursday, August 11, 2011

InfuSystem Holdings, Inc. Reports $13.1 Million of Revenues and $3.8 Million of Adjusted

EBITDA for the Second Quarter of 2011

•	Revenues for the quarter increased 25% year over year

•	Adjusted EBITDA for the quarter increased to $3.8 million

•	Significant new account wins

•	Fifteenth straight quarter of year over year growth

MADISON HEIGHTS, MICHIGAN, August 11, 2011—InfuSystem Holdings, Inc. (NYSE Amex: INFU), the leading provider of infusion pumps and related services, today reported results for the second quarter ended June 30, 2011.

Revenues for the second quarter of fiscal 2011 were $13.1 million compared with $10.5 million for the prior year, up 25 percent. Adjusted EBITDA for the second quarter of fiscal 2011 was $3.8 million, versus $3.2 million a year ago.

Mr. Sean McDevitt, Chief Executive Officer and Chairman, commented, “We performed well against many of our internal business metrics this past quarter to achieve our growth. While our growth was 25% above last year’s quarterly results, we did fall below our targeted growth due to the unanticipated impact of the nationwide generic oncology drug shortage. Specifically, we experienced lower growth this past quarter primarily due to the prolonged shortage of the chemotherapy drug Leucovorin and to a lesser extent the chemotherapy drug, 5FU, which meaningfully limited oncologists’ ability to prescribe our pumps. Presently, it is the combined effect of these two product shortages that is causing an impact. Drug shortages are not uncommon, and are typically brief and a product shortage of both drugs is extremely rare. It has been more than ten years since a shortage of either of these drugs has had a meaningful impact on our business and, based on manufacturer’s estimates of when supplies will become widely available, we expect the impact of these shortages on InfuSystem to work itself out by late Q3/early Q4.

Mr. McDevitt continued, “I am very encouraged that in every respect, our aggressive growth in the number of significant new account wins has helped to offset the impact of the drug shortage at individual oncology practice sites. Looking at the number of practices and the volume of pumps we have deployed to generate revenue, we remain optimistic about our future prospects.”

“Also, while sharing, with our stockholders, the frustration with the headwinds in the markets and our stock price,” Mr. McDevitt continued, “InfuSystem remains committed to its core vision of becoming a significant leader in the infusion and pre-owned equipment markets, increasing revenue, maintaining attractive EBITDA margins, generating substantial free cash flow, paying down debt, thus improving our financial profile.”

“Lastly, while we would have hoped to have announced another acquisition by this time, we remain extremely disciplined in our approach and have made considerable strides in acquisition discussions that would leverage our penetration in our markets, are synergistic, diversify our revenue streams, and maintain our historical EBITDA margins. Our goal remains to achieve top line revenues of several hundred million dollars in our target markets over the next several years and additive, synergistic acquisitions will be a key part of that growth,” Mr. McDevitt concluded.

Revenues for the second quarter ending June 30, 2011 were $13.1 million, up 25 percent from $10.5 million in the prior year period. The increase in revenues is related to obtaining business at new customer facilities and expansion into new product lines associated with our acquisitions.

Gross profit for the three months ending June 30, 2011 was $9.0 million, up 20 percent from $7.5 million in the prior year period. It represented 68 percent of revenues for the latest year compared with 72 percent in the prior year period. The decrease in the gross margin percentage was primarily related to a higher mix of pump sales, services, and rentals as compared to third party billings.

Selling, general and administrative expenses (SG&A) for the second quarter of 2011 were $8.2 million, excluding a goodwill and intangible assets impairment charge of $43.7 million, 5 percent higher than the prior period’s $7.8 million. The increase was due to the added expenses associated with the acquired businesses, investments made in the sales organization, and amortization of intangibles which was partially offset by the decreases in stock based compensation, acquisition related expenses, and bad debt expenses. As a percent of revenues, SG&A was 62 percent compared to 74 percent for the prior period.

As of June 30, 2011, the company determined that there may be market conditions relating to the stock price, elimination of warrants, and business forecasts to conclude that there may be impairment. Based upon the preliminary impairment analysis performed as of June 30, 2011, the company concluded there was an impairment of goodwill and intangible assets that resulted in a non-cash charge of $43.7 million, the majority relating to the original purchase in 2007. Although the analysis is preliminary and will need to be finalized, we do not anticipate further adjustments.

Adjusted EBITDA was $3.8 million for the second quarter of 2011 versus $3.2 million in the prior period. The company utilizes Adjusted EBITDA as a means to measure its operating performance. A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Other loss for the second quarter of 2011 was $0.5 million versus $0.3 million other loss in the prior period, reflecting reduced interest expense and no gain on extinguishment of long term debt as incurred in the prior period. The provision for income taxes was a benefit of $15.8 million for the quarter compared to a benefit of $717 thousand in the prior period. As a result, the second quarter net loss was $27.6 million, equal to $1.31 per diluted share, versus a $144 thousand net income, equal to $0.01 per diluted share in the prior period.

Financial Condition

Net cash provided by operations for the six months ending June 30, 2011 was $2.9 million, compared to $3.4 million for the prior period. Principle and interest payments of $1.6 million were paid during the quarter and the company ended the quarter with a cash balance of $1.7 million with $25.1 million in long-term debt, net of current.

Conference Call

InfuSystem Holdings, Inc. will host a conference call to share the results of its second quarter fiscal 2011 results on Thursday, August 11, at 10:00 a.m. Eastern Time. Chairman and Chief Executive Officer Sean McDevitt and Jim Froisland, Chief Financial Officer, will discuss the company’s financial performance and answer questions from the financial community.

The company invites interested investors to listen to the presentation, which will be carried live on the company’s Web site: www.infusystem.com in the Investors section. To participate by telephone, the dial-in number is 800-447-0521 with confirmation number 30085852. Those who wish to listen should either dial in or go to the web site several minutes prior to the call to register. A replay of the call can be accessed by dialing 888-843-7419, passcode 30085852#. An online archive of the conference call will remain on the company’s website for the following 30 days.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the company delivers local, field-based customer support, and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The company’s stock is traded on the NYSE Amex under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the company’s publicly filed documents.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,723	$5,014
Accounts receivable, less allowance for doubtful accounts of $1,812 and $1,796 at June 30, 2011 and December 31, 2010, respectively	6,727	6,679
Inventory	1,406	1,699
Prepaid expenses and other current assets	976	750
Deferred income taxes	1,209	1,147

Total Current Assets	12,041	15,289
Property & equipment, net	16,934	16,672
Deferred debt issuance costs, net	536	658
Goodwill	21,824	64,092
Intangible assets, net	31,469	33,252
Deferred income taxes	10,243	—
Other assets	851	401

Total Assets	$93,898	$130,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,716	$2,016
Other current liabilities	2,579	4,631
Derivative liabilities	195	183
Current portion of long-term debt	6,419	5,551

Total Current Liabilities	10,909	12,381
Long-term debt, net of current portion	25,099	26,646
Deferred income taxes	—	5,788
Other liabilities	403	406

Total Liabilities	$36,411	$45,221

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued		—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued 21,185,028 and 21,163,337, respectively; outstanding 21,052,269 and 21,117,516, respectively	2	2
Additional paid-in capital	87,103	87,004
Accumulated other comprehensive loss	(98)	(64)
Retained deficit	(29,520)	(1,799)

Total Stockholders’ Equity	57,487	85,143

Total Liabilities and Stockholders’ Equity	$93,898	$130,364

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
(in thousands, except share data)	2011	2010	2011	2010
Net revenues	$13,133	$10,487	$26,090	$21,421
Cost of revenues:
Cost of revenues — Product, service and supply costs	2,174	1,719	4,316	3,394
Cost of revenues — Pump depreciation, sales and disposals	1,971	1,248	3,732	2,387

Gross profit	8,988	7,520	18,042	15,640

Selling, general and administrative expenses:
Provision for doubtful accounts	927	1,076	2,149	2,469
Amortization of intangibles	663	534	1,309	991
Asset impairment charges	43,668	—	43,668	—
Selling and marketing	2,326	1,595	4,769	3,036
General and administrative	4,251	4,569	8,767	7,905

Total sales, general and administrative:	51,835	7,774	60,662	14,401

Operating (loss) income	(42,847)	(254)	(42,620)	1,239
Other loss:
Gain (loss) on derivatives	83	(71)	83	(460)
Interest expense	(564)	(1,366)	(1,105)	(2,172)
Gain on extinguishment of long term debt	—	1,118	—	1,118
Other income	2	—	—	—

Total other loss	(479)	(319)	(1,022)	(1,514)

(Loss) before income taxes	(43,326)	(573)	(43,642)	(275)
Income tax benefit	15,776	717	15,920	407

Net (loss) income	$(27,550)	$144	$(27,722)	$132

Net (loss) income per share:
Basic	$(1.31)	$0.01	$(1.32)	$0.01
Diluted	$(1.31)	$0.01	$(1.32)	$0.01
Weighted average shares outstanding:
Basic	21,059,292	18,566,748	21,080,683	19,353,638
Diluted	21,059,292	18,943,962	21,080,683	19,922,468

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30
(in thousands)	2011	2010
OPERATING ACTIVITIES
Net (loss) income	$(27,722)	$132
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
(Gain) loss on derivative liabilities	(83)	460
Gain on extinguishment of long-term debt	—	(1,118)
Provision for doubtful accounts	2,149	2,469
Depreciation	3,167	2,380
Loss on disposal of pumps	794	179
Amortization of intangible assets	1,309	991
Asset impairment charges	43,668	—
Amortization of deferred debt issuance costs	122	834
Stock-based compensation	502	997
Deferred income taxes	(16,031)	(814)
Changes in assets and liabilities, exclusive of effects of acquisitions:
(Increase) in accounts receivable, net of provision	(2,197)	(2,682)
Decrease (increase) in other current assets	67	(404)
(Increase) in other assets	(166)	(860)
(Decrease) increase in accounts payable and other liabilities	(2,651)	1,165
Decrease in derivative liabilities from termination of interest rate swap	—	(365)

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,928	3,364

INVESTING ACTIVITIES
Capital expenditures	(2,383)	(343)
Acquisition of intangible assets	(942)	(400)
Cash paid for acquisition, net of cash acquired	—	(16,418)

NET CASH (USED IN) INVESTING ACTIVITIES	(3,325)	(17,161)

FINANCING ACTIVITIES
Principal payments on term loan	(2,061)	(20,568)
Cash proceeds from term loan	—	30,000
Common stock repurchased to satisfy statutory witholding on stock based compensation	—	(38)
Treasury shares repurchased	(248)	—
Principal payments on capital lease obligations	(585)	(331)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(2,894)	9,063

Net change in cash and cash equivalents	(3,291)	(4,734)
Cash and cash equivalents, beginning of period	5,014	7,750

Cash and cash equivalents, end of period	$1,723	$3,016

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP RECONCILIATION

(UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
(in thousands, except share data)	2011	2010	2011	2010
Net (loss) income	$(27,550)	$135	$(27,722)	$123
Adjustments:
Interest expense	564	1,366	1,105	2,172
Income tax (benefit) expense	(15,776)	(708)	(15,920)	(398)
Depreciation	1,609	1,209	3,167	2,380
Amortization	663	534	1,309	991

EBITDA	(40,490)	2,536	(38,061)	5,268

Adjustments:
Asset impairment charges	43,668	—	43,668	—
(Gain) loss on derivatives	(83)	71	(83)	460
Stock based compensation	254	897	502	997
Sales and other incentives	308	—	699	—
Acquisition related expenses	62	785	247	785
Severance	65	—	65	—
Gain on debt extinguishment	—	(1,118)	—	(1,118)

Adjusted EBITDA	$3,784	$3,171	$7,037	$6,392